UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2023

AXCELLA HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38901	26-3321056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (857) 320-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AXLA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2023, Axcella Health Inc. (the “Company”) entered into retention agreements (the “Retention Agreements”) with each of (i) William Hinshaw, President and Chief Executive Officer, (ii) Margaret Koziel, Senior Vice President, Chief Medical Officer and (iii) Paul Fehlner, Senior Vice President, Chief Legal Officer and Corporate Secretary to provide an incentive for their continued service with the Company subsequent to the restructuring event on December 14, 2022.

The Retention Agreements provide for retention bonuses of cash and equity in the event of certain Company actions as further described below. In connection with the retention bonuses provided under the Retention Agreements, each of Mr. Hinshaw, Dr. Koziel and Dr. Fehlner agreed to waive their rights to severance payments provided under their respective employment agreements in the event of a Terminations Without Cause or for Good Reason (as such terms are currently defined in their respective employment agreements).

The Company will pay $517,500 to Mr. Hinshaw in the event of (i) an affirmative decision by the Company’s Board of Directors (the “Board”) that the Company will cease to do business, (ii) Mr. Hinshaw’s Termination Without Cause or resignation for Good Reason (as such terms are currently defined in Mr. Hinshaw’s Employment Agreement, dated December 20, 2018) or (iii) the Board approving a sale of the Company or a corporate transaction that allows the Company to continue its operations, with fifty percent of the total retention payment payable on June 30, 2023 and the remainder payable on September 30, 2023.

The Company will pay $280,125 to Dr. Koziel in the event of (i) an affirmative decision by the Board that the Company will cease to do business, (ii) Dr. Koziel’s Termination Without Cause or resignation for Good Reason (as such terms are currently defined in Dr. Koziel’s Employment Agreement, dated December 1, 2021) and (iii) the Board approving a sale of the Company or a corporate transaction that allows the Company to continue its operations, with fifty percent of the total retention payment payable on June 30, 2023 and the remainder payable on September 30, 2023.

The Company will pay $270,123 to Dr. Fehlner in the event of (i) an affirmative decision by the Board that the Company will cease to do business, (ii) Dr. Fehlner’s Termination Without Cause or resignation for Good Reason (as such terms are currently defined in Dr. Fehlner’s Employment Agreement, dated December 19, 2018, as amended September 16, 2020) and (iii) the Board approving a sale of the Company or a corporate transaction that allows the Company to continue its operations, with fifty percent of the total retention payment payable on June 30, 2023 and the remainder payable on September 30, 2023.

In addition, the Company may, subject to Board review, offer a further equity incentive grant to each of Mr. Hinshaw, Dr. Koziel and Dr. Fehlner equal to 50% of such individual’s 2023 target annual bonus to continue employment with the Company in the event of a transaction referenced in (iii) above of an appropriate scale and that allows the Company to continue its operations indefinitely. Such equity incentive would vest fifty percent (50%) on the date six (6) months after grant, with the remaining fifty percent (50%) vesting on the date twelve (12) months after grant, provided that such individual remains employed by the Company on each vesting day.

The foregoing description of the Retention Agreements do not purport to be complete and is qualified in its entirety by reference to the text of the Retention Agreements, copies of which is attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Retention Agreement, dated February 14, 2023, by and between Axcella Health Inc. and William Hinshaw.
10.2	Retention Agreement, dated February 14, 2023, by and between Axcella Health Inc. and Margaret Koziel.
10.3	Retention Agreement, dated February 14, 2023, by and between Axcella Health Inc. and Paul Fehlner.
104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCELLA HEALTH INC.

Date: February 17, 2023	By:	/s/ William R. Hinshaw, Jr.
William R. Hinshaw, Jr.
Chief Executive Officer, President and Director